Exhibit 99.1

Inotek Pharmaceuticals Corporation Reports Second Quarter 2016 Financial

Results and Operational Highlights

-Initiated Phase 2 Study of Fixed-Dose Combination of Trabodenoson and Latanoprost-

-Phase 3 MATrX-1 Trial of Trabodenoson in Glaucoma on Track for Completion in 4Q 2016-

LEXINGTON, Mass – August 10, 2016 – Inotek Pharmaceuticals Corporation (the “Company” or “Inotek”), (NASDAQ: ITEK), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, today reported financial results and operational highlights for the quarter ended June 30, 2016.

“It has been a very productive period for Inotek as we achieved several clinical and business milestones,” commented David P. Southwell, President and Chief Executive Officer of Inotek. “In July, we commenced our Phase 2 dose-ranging trial of a fixed-dose combination of trabodenoson, our lead clinical candidate, and latanoprost, the most commonly used prostaglandin analog prescribed for lowering intraocular pressure (IOP) in glaucoma. We believe the fixed-dose combination of trabodenoson and latanoprost has the potential to lower IOP more than latanoprost alone without the added side effects of existing second-line therapies. We also announced that the United States Patent and Trademark Office (“USPTO”) issued Inotek a new patent covering the fixed-dose combination of trabodenoson and a prostaglandin analog. This new patent is a key component of the trabodenoson program patent estate, which also includes composition of matter patents covering trabodenoson through 2033 in the U.S., with extension in non-U.S. territories pending the international applications on file.”

“With our objective achieved in the first half of the year, we look forward to keeping our shareholders updated on the progress of MATrX-1, our initial Phase 3 monotherapy trial of trabodenoson. We expect to report completion of enrollment in this trial in the third quarter of this year and top-line data in the fourth quarter of this year.”

Second Quarter 2016 and Recent Business Highlights:

•	Inotek initiated a Phase 2 dose-ranging trial of a fixed-dose combination of trabodenoson and latanoprost. The trial will enroll approximately 165 patients with ocular hypertension or primary open-angle glaucoma with top-line data expected in 2H17.

•	Inotek announced the issuance of a composition of matter patent for the combination or kit treatment option of trabodenoson and a prostaglandin analog (a currently approved class of glaucoma medication) for the treatment of elevated IOP in patients with glaucoma. This patent covers the trabodenoson combination or kit option through 2031 in the United States.

•	Inotek strengthened its cash position with approximately $46.9 million of net proceeds from the issuance of $50.0 million of convertible notes in August 2016.

Upcoming Events:

•	Present at the Canaccord Genuity Annual Growth Conference in Boston, MA on August 10.

•	Complete enrollment of MATrX-1 in 3Q 2016.

•	Report top-line MATrX-1 results in 4Q 2016.

Second Quarter 2016 Financial Results:

•	Cash and cash equivalents and short-term investments as of June 30, 2016, were $98.2 million.

•	Research and development expenses were $6.5 million for the quarter ended June 30, 2016, compared to $2.0 million for the quarter ended June 30, 2015, and $14.1 million for the six months ended June 30, 2016, compared to $3.0 million for the six months ended June 30, 2015.

•	General and administrative expenses were $2.3 million for the quarter ended June 30, 2016, compared to $1.7 million for the quarter ended June 30, 2015, and $4.8 million for the six months ended June 30, 2016, compared to $3.7 million for the six months ended June 30, 2015.

•	Loss from operations was $8.8 million for the quarter ended June 30, 2016, compared to a loss of $3.7 million for the quarter ended June 30, 2015, and $18.9 million for the six months ended June 30, 2016, compared to $6.7 million for the six months ended June 30, 2015.

•	Net loss was $8.7 million for the quarter ended June 30, 2016, compared to a net loss of $2.4 million for the quarter ended June 30, 2015, and $18.8 million for the six months ended June 30, 2016, compared to $3.8 million for the six months ended June 30, 2015.

•	26.9 million shares of common stock were outstanding at June 30, 2016.

About Inotek Pharmaceuticals Corporation

Inotek is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases. The Company’s lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic currently in Phase 3 development. Trabodenoson was developed in Inotek’s laboratories and is designed to restore the eye’s natural pressure control mechanism. Additionally, the Company is evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases. For more information, please visit www.inotekpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. These forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Inotek Pharmaceuticals

Inotek Contact:

Claudine Prowse, Ph.D., 781-552-4305

Vice President, Strategy and Investor Relations Officer

cprowse@inotekpharma.com

Inotek Pharmaceuticals Corporation

(Unaudited)

(in thousands, except share and per share amounts)

Balance Sheets

	June 30, 2016	December 31, 2015
Cash and cash equivalents and short-term investments	$98,222	$111,280
Other assets	1,629	2,041

Total assets	$99,851	$113,321

Accounts payable, accrued expenses and other liabilities	$4,407	$4,508
Stockholders’ equity	95,444	108,813

Total liabilities and stockholders’ equity	$99,851	$113,321

Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating expenses:
Research and development	$(6,465)	$(1,954)	$(14,080)	$(3,023)
General and administrative	(2,315)	(1,728)	(4,837)	(3,708)

Loss from operations	(8,780)	(3,682)	(18,917)	(6,731)

Interest expense	—	(564)	—	(1,038)
Interest income	96	—	165	—
Loss on extinguishment of debt	—	—	—	(683)
Change in fair value of warrant liabilities	—	—	—	267
Change in fair value of Convertible Bridge Notes redemption rights derivative	—	—	—	480
Change in fair value of 2020 Convertible Notes derivative liability	—	1,859	—	3,856

Net loss	$(8,684)	$(2,387)	$(18,752)	$(3,849)

Net loss per share attributable to common stockholders—basic and diluted	$(0.33)	$(0.15)	$(0.71)	$(0.33)

Weighted-average number of shares outstanding—basic and diluted	26,623,280	16,327,003	26,523,337	12,026,183